EXHIBIT 4.1


THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS. ACCORDINGLY, THIS DEBENTURE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT (A) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HEREOF THAT SUCH SALE, TRANSFER OR OTHER DISPOSITION MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS (B) AVAILABILITY OF AN EXEMPTION UNDER RULE 144A UNDER THE SECURITIES ACT, OR (C)SUCH REGISTRATION.

THIS DEBENTURE SHALL NOT BE TRANSFERABLE DURING THE LIFE OF THE ORIGINAL HOLDER HEREOF AND ANY ATTEMPTED TRANSFER OF THIS DEBENTURE DURING SUCH HOLDER'S LIFE SHALL BE INEFFECTIVE TO VEST IN ANY PURPORTED TRANSFEREE ANY INTEREST IN THIS DEBENTURE.

                    DAIN RAUSCHER CORPORATION

                     SUBORDINATED DEBENTURE


No. __                                               $_________

     Dain Rauscher Corporation, a Delaware corporation (hereinafter referred to as the "Company"), for value received, hereby promises to pay to ______________________________ at the address designated below, or registered assigns (hereinafter referred to as "Holder"), the principal sum of _________Dollars ($________) in lawful money of the United States of America, subject to adjustment pursuant to Section 11 hereof. The principal amount of this debenture shall be payable in full on March 31, 2003.

     Other than as contemplated by Section 4(c) or Section 10(a), this debenture shall not bear interest. In the event that this debenture shall bear interest in accordance with either such Section, all accrued interest on the principal amount of this debenture shall be payable in full on March 31, 2003.

     This debenture is one of a series of debentures having an aggregate principal amount of Thirty Million Dollars ($30,000,000) that have been concurrently executed and delivered by the Company pursuant to and in accordance with the terms and conditions of that Agreement and Plan of Merger dated February 8, 1998 by and among the Company, Dain Rauscher Incorporated, Wessels, Arnold & Henderson Group, L.L.C. and Wessels, Arnold & Henderson, L.L.C. (the "Merger Agreement"), and is subject to the terms and conditions of the Agreement, which are incorporated herein and made a part hereof by reference. Capitalized terms used in this debenture and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

     This debenture is subject to the following terms and conditions:

     1. Payment. All payments of principal and interest, if any, on this debenture shall be made by check at _______________________, ___________________, __________________
or at such other place in the United States of America as Holder shall designate to the Company in writing. If any payment of principal or interest, if any, on this debenture is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest, if any, payable under this debenture. "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in the State of Minnesota.

     2.   Events of Defaults.  The following shall constitute
Events of Default for purposes of this debenture:

               (a) Failure to pay the principal of or interest, if any, on this debenture when due, which failure continue for thirty (30) days after Holder has notified the Company of such failure in writing, provided, however, that the Company's exercise in good faith of its right to withhold payment pursuant to Section 11(a) hereof, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

               (b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (each a "Bankruptcy Law"), the Company or any Subsidiary thereof
     (i)commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official;
     (iv) makes an assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts as they become due.

               (c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company or any Subsidiary thereof in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company's properties; or (iii) orders the liquidation of the Company or any Subsidiary thereof, and in each case the order or decree is not dismissed within one hundred and twenty (120) days.

               (d)  If any person commences an involuntary
     preceding under any Bankruptcy Law against this Company or any Subsidiary of the Company that remains undismissed for more than 60 days.

               (e) Any representation or warranty of the Company in this debenture is untrue or incorrect.

     3.   Notice of Event of Default.  The Company shall notify
Holder in writing within five (5) Business Days after the occurrence of any Event of Default of which the Company acquires knowledge.

     4.   Remedies Following Event of Default.

               (a) Upon the occurrence of an Event of Default (unless all Events of Default have been cured by the Company or waived by Holder), Holder may, at its option: (i) by written notice to the Company, declare the entire unpaid principal balance of this debenture, together with all accrued interest thereon, if any, immediately due and payable regardless of any prior forbearance; and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Company all sums due under this debenture.

               (b) The Company agrees to pay all reasonable costs and expenses, including reasonable attorneys' fees, in connection with Holder's exercise of any of its rights under this Section 4.

               (c) In the event that any principal amount of this debenture, together with accrued interest thereon, if any, is not paid when declaration of maturity is made pursuant to this Section 4, such amount shall bear simple interest at a rate per annum equal to the rate of interest applicable immediately prior to such declaration plus two percent (2%) from the date of such declaration until this debenture has been paid in full. Such interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

     5. Subordination. The indebtedness evidenced by this debenture is and shall remain subordinate and subject in right of payment to the prior payment in full in cash or cash equivalents of all Senior Debt to the extent and in the manner set forth in this Section 5:

               (a) Upon (i)any acceleration of the principal amount due on this debenture or (ii)any distribution of assets of the Company, upon dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company, or otherwise, Senior Debt shall first be paid in full, or provision made for such payment, before any payment is made on account of the principal of and interest, if any, on this debenture. In such event, upon payment in full of all Senior Debt, Holder shall be subrogated ratably to all rights of the holder of such Senior Debt to receive payments or distributions of the assets of the Company applicable to such Senior Debt until the principal of and interest, if any, on this debenture shall be paid in full.

               (b) No payment of principal of, interest, if any, on or redemption or repurchase of, this debenture shall be made if (i)the Company is in default, or such payment would result in a default, with respect to the payment of principal, premium,if any, sinking funds, if any, or interest with respect to any Senior Debt or (ii)there shall have occurred any event of default (other than a default in the payment of principal, premium, if any, sinking funds, if any, or interest) with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof and written notice of such occurrence shall have been given to the Company by any holder or holders of such Senior Debt and such event of default shall not have been cured or waived or shall not have ceased to exist. For purposes of this paragraph, default with respect to payment of any Senior Debt shall refer to failure of the Company to pay in full when due the principal of, premium, if any, sinking funds, if any, or interest (including any purchase or redemption obligations) with respect to any such Senior Debt, or any
     portion thereof, according to its terms.   Notwithstanding
     the foregoing, payment of principal and interest on this debenture shall not be subordinated to the prior payment of such Senior Debt as to all amounts which actually are paid by the Company under this debenture if the Company was not in default, and such payment did not result in a default, with respect to the payment of any Senior Debt at the time or times such payment or payments were made.

               (c) For purposes of this Section 5, "Senior Debt" shall mean the principal, premium, if any, sinking funds, if any, or interest with respect to indebtedness of the Company (i)to financial institutions for borrowed money,
     (ii) for purchase money loans secured by real estate or personal property used in connection with the business of the Company, or (iii) evidenced by securities, debentures, notes, bond or other similar instruments, provide such instruments are sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144A under the Securities Act, whether such indebtedness is created, incurred or assumed before or after the date hereof, except such indebtedness as by its terms is expressly not superior in right of payment to this debenture, and any renewals, extensions and refundings of any such indebtedness.

               (d) No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any noncompliance by the Company with terms, provisions and covenants of this debenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of Senior Debt may, at any time and from time to time without the consent of or notice to the Holder of this debenture, without incurring responsibility to the Holder of this debenture and without impairing or releasing the subordination provided in this Section 5 or the obligations hereunder of the Holder of this debenture to the holders of Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii)permit the Company to borrow, repay and then reborrow any or all of the Senior Debt; (iii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iv)release any person or entity liable in any manner for the collection of Senior Debt; (v) exercise or refrain from exercising any rights against the Company and any other person or entity; and (vi)apply any sums received by them to Senior Debt.

               (e) The subordination provisions contained in this Section 5 are expressly and only for the benefit of third party creditors of the Company and shall in no way limit the rights or remedies of Holder against the Company, including without limitation the time at which or the method by which Holder may proceed against the Company following any Event of Default.

     6.   Option Exercise.   Subject to Section 11 hereof, at any
time prior to the date on which the principal balance of this debenture is paid in full, this debenture at the option of Holder, in whole or in part, may be delivered for cancellation to the Company in payment, in whole of in part, of any exercise price under an Employee Non-Qualified Stock Option Agreement, dated March 31, 1998, between the Company and the original Holder (the "Option"), in accordance with the terms and conditions of the Option. To deliver this debenture in payment of any exercise price, Holder shall (i) give written notice to the Company of exercise in the form set forth in the Option and (ii)surrender this debenture, at the principal office of the Company, duly endorsed in blank. Thereupon, this debenture, or the portion hereof so delivered for cancellation in payment of any exercise price, shall be deemed to have been satisfied and discharged. In the event the principal amount of this debenture has not been cancelled in full, the Company shall issue and deliver to Holder a new debenture identical to the one surrendered, except that it shall be in the correct principal amount after the exercise.

     7.   Transferability.

               (a) This debenture shall not be transferable during the life of the original Holder and any attempted transfer during such Holder's life shall be ineffective to vest in any purported transferee any interest in this Debenture.

               (b) In the event that the original Holder of this debenture shall die prior to the payment in full of this debenture, then this debenture shall be transferable to the executor or personal representative of such Holder.

     8. Rights on Death of Original Holder. In the event that this debenture is transferred to the executor or personal representative of the original Holder in accordance with Section 7(b), then at any time after March 31, 2000 and prior to the date on which the principal balance of this debenture is paid in full, such executor or personal representative, subject to Section 11 hereof, shall have the right to request the payment in full of the principal of this debenture (and, if applicable, any interest accrued and unpaid thereon). To request payment pursuant to this
Section 8(a), the executor or personal representative shall (i) give written notice to the Company that such executor or personal representative elects to request payment pursuant to this Section 8(a) and (ii)surrender this debenture, at the principal office of the Company, duly endorsed in blank. As promptly as possible thereafter, the Company shall make payment in the manner provided in Section 1 to the executor or personal representative.

     9. Forfeiture of Debenture. Holder shall immediately forfeit all rights to payment of principal of or interest, if any, on this debenture and any other rights represented by this debenture in the event that, from the Effective Date and for a period of two years following the Effective Date, Holder shall, directly or indirectly, compete with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in any phase of the equity capital markets underwriting, sales, financial advisory, mergers and acquisitions advisory or trading businesses currently engaged in by the Company or any Company Affiliate except as an employee of the Company or any of its Affiliates, within the United States.

     10. Certain Terminations of Employment. In the event that the Company shall terminate Holder's employment with the Company prior to the 181st day after the date of this debenture, then:

               (a) From and after the date of such termination, this debenture shall bear simple interest at the rate of five percent (5%) per annum, calculated on the basis of a year of 365 or 366 days, as applicable, and paid for the actual number of days elapsed.

               (b)  From and after the date of such termination,
     Section 9 hereof shall be null and void.

     11.  Certain Rights with Respect to Claims for
Indemnification.

               (a) From and after the date of any written notice from the Company with respect to a claim for indemnification of Losses under Sections 11.2 and 11.3 of the Merger Agreement and until all Claims are determined by a final judgement of a court in accordance with Section 11.3(a) of the Merger Agreement or all liability for other Losses are finally determined in accordance with Section 11.3(b) of the Merger Agreement, (i) any payment of principal of or interest, if any, on this debenture shall be first reduced by the proportionate amount of such claimed Losses (the "Claimed Liability Amount") for which the original Holder of this debenture may be liable to the Company pursuant to Sections 11.2 and 11.3 of the Merger Agreement and such original Holder's Member Agreement, or (ii) the principal amount of this debenture that may be delivered for cancellation in payment of any exercise price under the Option shall be reduced by the Claimed Liability Amount; and, in each case, no part of the Claimed Liability Amount shall be paid to the Holder, either in cash or payment of exercise price until final determination of the amount of the subject Loss.

               (b) Following final determination of the amount of any Losses for which indemnification is available to the Company under Sections 11.2 and 11.3 of the Merger Agreement, the principal amount of this debenture shall be automatically reduced by the proportionate amount of such Losses (the "Liability Amount") for which the original Holder of this debenture is liable to the Company pursuant to Sections 11.2 and 11.3 of the Merger Agreement and such original Holder's Member Agreement. In the event the Liability Amount is at any time determined to be less than the Claimed Liability Amount or the Holder elects to pay the Liability Amount in cash, the Holder shall be entitled receive promptly from the Company any payments with respect to this debenture due but not paid pursuant to clause (i) of
     Section 11(a).

     12.  Miscellaneous.

               (a) Any notice required or permitted to be given hereunder shall be given in accordance with Section 12.4 of the Merger Agreement.

               (b) The rights and remedies of Holder under this debenture shall be cumulative and not alternative. No provision of this debenture may be modified, amended, waived or terminated except by an instrument in writing signed by the Holder and the Company. No course of dealing between the parties will modify, amend, waive or terminate any provision of this debenture or any rights or obligations of any party under or by reason of this debenture. The Company hereby waives presentment, demand, protest and notice of dishonor and protest.

               (c) Whenever possible, each provision of this debenture shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this debenture is held by any court of competent jurisdiction to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this debenture will not be affected or impaired thereby. Any provision of this debenture held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

               (d) ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS DEBENTURE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

               (e) The headings of Sections in this debenture are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this debenture unless otherwise specified.

               (f) All words used in this debenture will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this debenture in its entirety and not to any specific section or subsection hereof.

               (g) Nothing in this debenture or the Member's Agreement executed by the original Holder hereof in connection with the acquisition of this Agreement shall confer or be deemed to confer on Holder any right to continue in the employ of or in any other relationship with (as consultant, etc.) the Company or any subsidiary of the Company or affect, in any way, the right of the Company or any subsidiary of the Company to terminate Holder's employment or other such relationship at any time.

               (h) The Company represents and warrants that this debenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

     IN WITNESS WHEREOF, the Company has caused this debenture to be executed and delivered by a duly authorized officer.

Dated:  March 31, 1998

                              DAIN RAUSCHER CORPORATION

                              By John C. Appel
                                 -------------------------
                                 John C. Appel

                                 Vice Chairman and Chief Financial Officer



[Name and Address of Holder]